Exhibit 99.8	TRANSLATION

Web Layout Copyright License Agreement

This Web Layout Copyright License Agreement (the “Agreement”) is entered into as of March 1, 2004 between the following two parties in Beijing.

The Licensor:	Baidu Online Network Technology (Beijing) Co., Ltd.
Legal Address:

The Licensee:	Beijing Baidu Netcom Science and Technology Co., Ltd.
Legal Address:

WHEREAS

1.	The Licensor, a wholly foreign-owned enterprise registered in Beijing under the laws of the People’s Republic of China (the”PRC”), which owns the web layout copyright of Baidu website listed in the Appendix I of this Agreement (the “Copyright”).

2.	The Licensee, a company registered in Beijing under the laws of the PRC, is licensed by Beijing Municipal Telecommunication Management Bureau to carry on the business of the Internet Information Service and owns the right to operate www.baidu.com (the “Baidu Website”);

3.	The Licensor agrees to license the use right of Copyright to the Licensee in accordance with the terms and conditions set forth herein and the Licensee agrees to accept the license on the terms and conditions set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Grant of License

1.1	The Web Layout Copyright

1.1.1	Upon the terms and conditions hereinafter set forth, the Licensor hereby grants to the Licensee and the Licensee hereby accepts the use right of Copyright in PRC.

1.1.2	The Licensor has the sole and exclusive ownership of Copyright, including improving and refreshing web layout, derivative productions and all intellectual property, whatever such productions is invented by the Licensor or the Licensee. The rights and obligations pursuant to this Article shall survive after the termination of this Agreement.

1.2	Scope

1.2.1	The use right of the Copyright granted by Licensor to Licensee is effective only to the business operation of Baidu Website by Licensee. The Licensee agrees that it will not use, or authorize any use, directly or indirectly, of the Copyright at other websites or media, unless there are opposite stipulations in this Agreement.

Exhibit 99.8	TRANSLATION

1.2.2	The use right of the Copyright granted by Licensor to Licensee is effective only in PRC. The Licensee agrees not to use or authorize any use, directly or indirectly, in other regions.

1.2.3	The Licensor shall not license the third party to use the Copyright without the consent of Licensee.

2.	Terms of Payment

The Licensee agrees to pay the Licensor license fees and the specified amount of the license fees and the form of payment are set forth in Appendix 2.

3.	Licensor’s Ownership and Protection of Licensor’s Rights

3.1	The Licensor agrees, during the effective term of this Agreement and afterwards, not to query the ownership and other rights of Copyright by Licensor, the effectiveness of this Agreement and conduct any action that is deemed by Licensor as harmful to its right, ownerships and license by Licensor.

3.2	The Licensee agrees to provide necessary assistances to help the Licensor to protect the rights of Copyright. The Licensor may participate the lawsuits related to the claims of compensation with its own desire, on behalf of itself, Licensee or both Parties, once any third party claims the compensation in connection with the Copyright of Licensor. If any third party infringes any right of Copyright, the Licensee shall notify the Licensor immediately in written of such infringements within the scope that it knows, and only Licensor has the right to take actions against such infringements.

3.3	The Licensee agrees to use the Copyright only pursuant to this Agreement and not to use the Copyrights by manner of deceit, misleading or others manners that are deemed by Licensor as harmful to the Copyrights or the reputation of Licensor.

4.	Intellectual Property and Confidentiality

4.1	The Licensee shall protect and maintain the confidentiality of any and all confidential data and information acknowledged or received by the Licensee from the Licensor (collectively the “Confidential Information”). Upon termination of this Agreement, the Licensee shall return Confidential Information to the Licensor or destroy it itself and delete Confidential Information from any electronic devices and cease to use them as required by the Licensor. The Licensee shall not disclose, grant or transfer any Confidential Information to any third party and will not use the Confidential Information without the Licensor’s written consent.

4.2	Both Parties agree that this Article shall survive whatever this agreement is amended, rescinded or terminated.

Exhibit 99.8	TRANSLATION

5.	Representations and Warranties

5.1	The Licensor represents and warrants as follows:

5.1.1	The Licensor is a company duly registered in Beijing and validly existing under the laws of the PRC;

5.1.2	Licensor’s execution and performance of this Agreement are within its company power and business scope, which has obtained all necessary company authorizations and the consents and approvals by the third party or government and not violate any limitation of laws and company that binds or effects it;

5.1.3	The Agreement will constitute a legal, valid and binding agreement of the Licensor and will be enforceable against the Licensor in accordance with its terms upon its execution;

5.1.4	The Licensor has the exclusive ownership of Copyrights to others.

5.2	The Licensee represents and warrants as follows:

5.2.1	The Licensee is a company duly registered in Beijing and validly existing under the laws of the PRC and is licensed by Beijing Municipal Telecommunication Management Bureau to engage in the business of the Internet Information Service;

5.2.2	Licensee’s execution and performance of this Agreement are within its company power and business scope, which has obtained all necessary company authorizations and the consents and approvals by the third party or government and not violate any limitation of laws and company that binds or effects it;

5.2.3	The Agreement will constitute a legal, valid and binding agreement of the Licensee will be enforceable against the Licensee in accordance with its terms upon its execution.

6.	Effective Date and Term

6.1	This Agreement shall be effective as of the date first set forth above. The term of this Agreement is five (5) years unless earlier terminated as set forth in this Agreement.

6.2	This Agreement may be extended one year only if the Licensor issues the Licensee its written consent of extending this Agreement before the expiration of this Agreement (including any expiration of extended terms).

7.	Termination

7.1	This Agreement shall expire on the date of expiration or expiration of extended terms when the Licensor notifies of not to extend this Agreement with written notice.

Exhibit 99.8	TRANSLATION

7.2	Without prejudice to any legal or other rights or remedies of the party who asks for termination of this Agreement, any party has the right to terminate this Agreement immediately with written notice to the other party in the event the other party materially breaches this Agreement including but not limited to Section 3.1, 3.2 and 3.3 of this Agreement and fails to cure its breach within 30 days from the date it receives the written notice of its breach from the non-breaching party. During the term of this Agreement, the Licensor may terminate this Agreement at any time with a written notice to the Licensee within 30 days before such termination.

7.3	The rights and obligations of both Parties pursuant to Article 1.1.2, 3, 4.1 and 10 shall survive after the termination or expiration of this Agreement.

8.	Effect of Termination or Expiration

Upon and after the expiration or termination of this Agreement, all rights granted to the Licensee hereunder shall forthwith revert to the Licensor, who shall be free to license others to use the Copyright and the Licensee will refrain from further use or any direct or indirect use of the Copyright.

9.	Force Majeure

9.1	Force Majeure, which includes but not limited to acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning or war, means any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care of the affected party. However, any shortage of credit, capital or finance shall not be regarded as an event beyond the party’s reasonable control. The party affected by Force Majeure and seeks for the exemption from performing the obligations under this Agreement shall inform the other party of such exemption and any action taken by it for performing this Agreement.

9.2	In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate manners to minimize or remove the effects of Force Majeure and attempt to resume the performance of the obligations delayed or prevented by the event of Force Majeure. Once the event of Force Majeure is removed, both parties agree to resume the performance of this Agreement with their best efforts.

10.	Settlement of Disputes

The parties shall strive to settle any dispute arising from the interpretation or performance through friendly consultation. In case no settlement can be reached through consultation within 30 days after one party ask for consultation, each

Exhibit 99.8	TRANSLATION

party can submit such matter to China International Economic and Trade Arbitration Commission (the “CIETAC”) in accordance with its rules, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and conclusive and binding upon the parties and shall be enforceable in accordance with its terms.

11.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission (the copy of facsimile shall be sent afterwards) to the address of the relevant party or parties set forth below.

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.

Attn:	Xu Yong
Tele:	010-82884488 666
Facsimile:	010-82883929

Party B:	Beijing Baidu Netcom Science and Technology Co., Ltd.

Attn:	Li Yanhong
Tele:	010-82884488 888
Facsimile:	010-82884299

12.	No Assignment or Sublicense by the Licensee

12.1	The rights and obligations licensed by the Licensor to the Licensee pursuant to this Agreement shall not be assigned, pledged, sublicensed without the prior written consent of the Licensor.

12.2	The Licensee hereby agrees that the Licensor shall be able to transfer the rights and obligation under this Agreement to any third party at its discretion, and such transfer shall only be subject to a written notice serviced to the Licensee by the Licensor, and no any further consent from the Licensee will be required.

13.	Applicable Law

The performance, interpretation and implementation of this Agreement shall be governed by the laws of PRC.

14.	Amendment and Supplement

Any amendment and supplement of this Agreement shall be made in writing by both Parties. The amendment and supplement duly executed by both Parties shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

Exhibit 99.8	TRANSLATION

15.	Severability

If any clause hereof is judged as invalid or non-enforceable according to relevant laws, such clause shall be deemed invalid only within the applicable area of the Laws and without affecting other clauses hereof in any way.

16.	Appendices

The Appendices referred to in this Agreement are an integral part of this Agreement and have the same legal effect as this Agreement.

IN WITNESS THEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first set forth above.

Exhibit 99.8	TRANSLATION

[signature page]

Licensor : Baidu Online Network Technology (Beijing) Co., Ltd.

Authorized Representative:	/s/ Yong Xu
Name: Xu Yong
Title: Legal Representative

Licensee:	Beijing Baidu Netcom Science and Technology Co., Ltd.

Authorized Representative:	/s/ Yanhong Li
Name: Li Yanhong
Title: Legal Representative

Exhibit 99.8	TRANSLATION

Appendix 1 Content of Copyright

The design of Baidu Website

Exhibit 99.8	TRANSLATION

Appendix 2 Calculation and Payment of License Fees

Licensee should pay RMB10,000 per year to Licensor as license fee. The Licensor has the right to determine whether or not to exempt the Licensee’s obligation to pay license fees.

Exhibit 99.8	TRANSLATION

The Supplementary of Web Layout Copyright License Agreement

This Supplementary of Web Layout Copyright License Agreement (the “Agreement”) is entered into as of August 9, 2004 between the following two parties in Beijing.

The Licensor:	Baidu Online Network Technology (Beijing) Co., Ltd.
Legal Address:	12/F., Ideal International Plaza, No. 58 North-West 4th Ring, Haidian District, Beijing, PRC, 100080

The Licensee:	Beijing Baidu Netcom Science and Technology Co., Ltd.
Legal Address:	12/F., Ideal International Plaza, No. 58 North-West 4th Ring, Haidian District, Beijing, PRC, 100080

WHEREAS

1.	The Licensor and the Licensee has entered into a Web Layout Copyright License Agreement as date of March 1, 2004 (the “Original Agreement”) and the Licensor grants the Licensee to use the web layout copyright of www.baidu.com (relevant domain name includes baidu.com.cn, baidu.cn, baidu.com and shifen.com, collectively the “Baidu Websites”);

2.	The Licensor has already obtained the websites of ww.hao123.com, www.hao123.net, www.hao222.com, www.hao222.net, etc. (the “Hao123 Websites”) and the web layout copyright in connection with these websites (the “Copyright of Hao123 Websites”)

NOW THEREFORE, the parties agree as follows:

1.	The item 1 in WHEREAS of Original Agreement is hereby amended as follows:

“1.	The Licensor is a wholly foreign-owned enterprise registered in Beijing under the laws of the People’s Republic of China (the”PRC”), which owns the copyright of web layout listed in the Appendix I of this Agreement (the “Copyright”).”

2.	The item 2 in WHEREAS of Original Agreement is hereby amended as follows:

“2.	The Licensee, a company registered in Beijing under the laws of the PRC, is licensed by Beijing Municipal Telecommunication Management Bureau to carry on the business of the Internet Information Service and owns the right to operate the Baidu Websites and Hao123 Websites.”

3.	The Article 1.2.1 of Original Agreement is hereby amended as follows:

“1.2.1	The use right of the Copyright granted by Licensor to Licensee is effective only to the business operation of Baidu Website and Hao123 Websites by

Exhibit 99.8	TRANSLATION

Licensee. The Licensee agrees that it will not use, or authorize any use, directly or indirectly, of the Copyright at other websites or media, unless there are opposite stipulations in this Agreement.”

4.	This Agreement has been duly executed by both parties’ authorized representatives as of the date first set forth above and shall be effective simultaneously. Other provisions of Original Agreement shall not be changed. This Agreement shall be deemed as the amendment and an integrate part of Original Agreement and shall have the same legal effect as the Original Agreement.

[No Text Below]

Exhibit 99.8	TRANSLATION

[Signature	Page]

Licensor : Baidu Online Network Technology (Beijing) Co., Ltd.

Authorized Representative:	/s/ Yong Xu
Name: Xu Yong
Title: Legal Representative

Licensee:	Beijing Baidu Netcom Science and Technology Co., Ltd.

Authorized Representative:	/s/ Yanhong Li
Name: Li Yanhong
Title: Legal Representative